EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Community Health Systems, Inc. on Form S-8 of our reports dated February 25, 2000 (June 8, 2000 as to Notes 9, 10 and 14) accompanying the consolidated financial statements and schedule, appearing in Registration Statement No. 333-31790 on Form S-1 of Community Health Systems, Inc.

DELOITTE & TOUCHE LLP
Nashville, Tennessee

August 30, 2000